Exhibit 5.1

Jones Day

2, rue Saint-Florentin

75001 Paris

France

September 29, 2011

Sanofi

174 avenue de France

75013 Paris, France

Re:	$1,000,000,000 1.200% Notes due September 30, 2014 (hereinafter referred to as the “Notes”) issued by Sanofi

Ladies and Gentlemen:

We have acted as special French counsel to Sanofi, a French société anonyme (the “Company”), in connection with the issuance and sale of the Notes referred to above pursuant to the Underwriting Agreement dated September 27, 2011 (the “Underwriting Agreement”), by and among the Company and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Natixis Securities North America Inc., as representatives of the Underwriters listed in Schedule 1 to the Underwriting Agreement. The Notes will be issued pursuant to the indenture, dated as of March 29, 2011, by and between the Company and Deutsche Bank Trust Company Americas, as trustee.

In connection with the opinion expressed herein, we have examined such documents provided to us by the Company and others, records established by the Company and presented to us as the complete records with respect to the issuance of the Notes, and matters of law as we have deemed relevant or necessary for purposes of such opinion.

In our examination of the foregoing documents and records, we have assumed, with your consent, that the conseil d’administration (board of directors) of the Company has not amended or revoked in any manner whatsoever its resolutions authorizing the issuance of the Notes as they appear in such documents and records.

We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

Based on the foregoing, subject to the further limitations, qualifications and assumptions set forth herein and taking into account the provisions of French law which we consider applicable, as at the date hereof, we are of the opinion that the Notes, when issued by the Company upon decision of the directeur général (chief executive officer) of the Company in accordance with the resolutions of the conseil d’administration (board of directors) presented to us, will be duly authorized.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 6-K filed by the Company and incorporated by reference into the Registration Statement on Form F-3 filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on March 15, 2010 (Registration No. 333-165472) (the “Registration Statement”) to effect the registration of the Notes under the U.S. Securities Act of 1933 (the “1933 Act”) and to the reference to Jones Day under the caption “Validity of Notes” in the prospectus dated September 27, 2011 constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Jones Day

Jones Day